Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Third Quarter 2019 Results and Stock Price
LAKELAND, Fla., Nov. 1, 2019 - Publix’s sales for the three months ended Sept. 28, 2019 were $9.3 billion, a 6.3% increase from $8.8 billion in 2018. Comparable store sales for the three months ended Sept. 28, 2019 increased 4.3%. The company estimates sales for the three months ended Sept. 28, 2019 increased 0.9% due to the impact of Hurricane Dorian.
Net earnings for the three months ended Sept. 28, 2019 were $574 million, compared to $677.7 million in 2018, a decrease of 15.3%. Earnings per share for the three months ended Sept. 28, 2019 decreased to $0.81 per share, down from $0.94 per share in 2018. Net earnings and earnings per share were impacted by net unrealized gains and losses on equity securities. Excluding the impact of net unrealized losses on equity securities in 2019 and net unrealized gains on equity securities in 2018, net earnings for the three months ended Sept. 28, 2019 would have been $580.3 million, compared to $582 million in 2018, a decrease of 0.3%. Earnings per share would have been $0.81 per share, compared to $0.80 per share in 2018.
Publix’s sales for the nine months ended Sept. 28, 2019 were $28.4 billion, a 5.8% increase from $26.8 billion in 2018. Comparable store sales for the nine months ended Sept. 28, 2019 increased 3.7%.
Net earnings for the nine months ended Sept. 28, 2019 were $2.2 billion, compared to $2 billion in 2018, an increase of 12.3%. Earnings per share for the nine months ended Sept. 28, 2019 increased to $3.10, up from $2.71 per share in 2018. Net earnings and earnings per share were impacted by net unrealized gains on equity securities. Excluding the impact of net unrealized gains on equity securities in 2019 and 2018, net earnings for the nine months ended Sept. 28, 2019 would have been $2 billion, compared to $1.9 billion in 2018, an increase of 5.5%. Earnings per share would have been $2.74 per share, compared to $2.55 per share in 2018.
The company adopted a new accounting standard in the first quarter of 2019 that changed the accounting for operating leases. The new standard required the company to recognize $2.9 billion of operating lease rights and obligations as assets and liabilities on the balance sheet.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective Nov. 1, 2019, Publix’s stock price increased from $44.10 per share to $47.10 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“I’m proud of our Publix associates who continue to deliver premier customer service,” said Publix CEO Todd Jones. “Our good operating results and stock price increase are a result of their hard work and dedication.”

Non-GAAP Financial Measures
In addition to reporting financial results for the three and nine months ended Sept. 28, 2019 and Sept. 29, 2018 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Sept. 28, 2019 and Sept. 29, 2018 (amounts are in millions, except per share amounts):

	Three Months Ended
	Sept. 28, 2019	Sept. 29, 2018
Net earnings	$574.0	677.7
Fair value adjustment, due to net unrealized loss (gain), on equity securities held at end of period	26.9	(166.3)
Net (loss) gain on sale of equity securities previously recognized through fair value adjustment	(16.4)	38.0
Income tax (benefit) expense (1)	(4.2)	32.6
Net earnings excluding impact of fair value adjustment	$580.3	582.0
Weighted average shares outstanding	712.6	723.2
Earnings per share excluding impact of fair value adjustment	$0.81	0.80

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the nine months ended Sept. 28, 2019 and Sept. 29, 2018 (amounts are in millions, except per share amounts):

	Nine Months Ended
	Sept. 28, 2019	Sept. 29, 2018
Net earnings	$2,216.1	1,974.2
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(292.4)	(217.3)
Net (loss) gain on sale of equity securities previously recognized through fair value adjustment	(50.2)	60.4
Income tax expense (1)	85.5	39.9
Net earnings excluding impact of fair value adjustment	$1,959.0	1,857.2
Weighted average shares outstanding	715.1	729.4
Earnings per share excluding impact of fair value adjustment	$2.74	2.55
(1) Income tax (benefit) expense is based on the company’s combined federal and state statutory income tax rates.
Publix is privately owned and operated by its more than 200,000 employees, with 2018 sales of $36.1 billion. Currently, Publix has 1,231 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 22 consecutive years, the company has been named one of Fortune’s 100 Best Companies to Work For, and Publix ranked No. 1 on Fortune’s inaugural list of Best Big Companies to Work For in 2019. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###